May 21, 1997
Reply to:  Minneapolis
Writer's Direct Dial: (612) 904-7408



American Church Mortgage Company
10237 Yellow Circle Drive
Minnetonka, MN  55343

         Re:      American Church Mortgage Company ("ACMC")

Gentlemen:

         We have acted as counsel to you with respect to the preparation and filing by you of a Registration Statement on Form S-11 (the "Registration Statement"), containing a Prospectus (the "Prospectus"), under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 1,665,000 shares of common stock, with a par value of $.01 per share (the "Shares"), of American Church Mortgage Company ("ACMC"), a Minnesota corporation. In connection therewith, you have requested our opinion as to whether the Company has been organized in conformity with the requirements for qualification as a real estate investment trust, and whether its method of operation will enable it to meet the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code").

         In  rendering  our  opinion,   we  have  examined  certain   documents,
including:

   (a)      The Articles of Incorporation and Bylaws of the Company;

   (b)      The Advisory Agreement between the Company and Church Loan
            Advisors, Inc.;

   (c) the Registration Statement, including exhibits to the Registration Statement; and

   (d) such other certificates, opinions and instruments as we have deemed necessary.

As to various questions of fact which are material to the opinion set forth in this letter, we have relied upon certain representations, statements and information set forth in the foregoing documents and certificates of officers of the Company and of public officials. In addition, we have


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American Church Mortgage Company
May 21, 1997
Page 2


assumed that the business of the Company will be conducted as described in the Registration Statement.

         As to matters of law, we have based our opinion upon the provisions of the Code, the legislative history of the Code, the Treasury Department Income Tax Regulations promulgated or proposed under the Code (the "Regulations"), and the interpretations of the Code and the Regulations by the Internal Revenue Service (the "Service") and by the courts as of the date of this letter. The provisions of the Code or of the Regulations may be amended, or the interpretations of the Service or of the courts may change in a manner which would affect our opinions, and any such changes may have retroactive effect.

         Based upon and subject to the foregoing, we are of the opinion that ACMC is organized in conformity with the requirements for qualification as a real estate investment trust and that its method of operation, as described in the Prospectus, will enable it to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

         We are rendering no opinions regarding federal income tax matters other than as expressly set forth in this letter. We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "TAXATION" and "LEGAL MATTERS" in the Prospectus.

                                                     Very truly yours,

                                                     MAUN & SIMON, PLC


                                          By:    /s/Albert A. Woodward
                                                 Albert A. Woodward, a Member


PTC:mjm
5/21/97,PTC,66654_1M


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